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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported) December 13, 1999
                                                       -------------------


                           BOSTON LIFE SCIENCES, INC.
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             (Exact name of registrant as specified in its charter)



         Delaware                        0-6533                       87-0277826
---------------------------------        ------          ----------------------------------

(State or other jurisdiction of       (Commission       (I.R.S. Employer Identification No.)
  incorporation or organization)        File No.)

137 Newbury Street
8th Floor
Boston, Massachusetts                                                      02116
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(Address of principal executive offices)                                 Zip Code

Registrant's telephone number, including area code    (617) 425-0200
                                                     ----------------
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Item 5.               Other Events.
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On December 13, 1999, the Company announced that its collaborating researchers at Beth Israel Deaconess Medical Center and Harvard Medical School had identified and described one of the possible mechanisms by which BLSI's anti-angiogenic Troponin I inhibits angiogenesis. Laurie Feldman, Ph.D., presented the results of the study at the national meeting of the American Society of Hematology, held in New Orleans, December 3-7, 1999.

The results of the study, entitled Troponin I inhibits endothelial cell proliferation by interaction with the cell's bFGF receptor, indicated that the anti-angiogenic properties of Troponin I may be explained by the direct interaction (and inhibition) of Troponin I with the bFGF receptor on endothelial cells. Direct interaction of Troponin I with the bFGF receptor results in the cell's unresponsiveness to basic Fibroblast Growth Factor (bFGF). Because bFGF is one of the major pro-angiogenic stimuli produced by tumors, this mechanism may be responsible for the potent in vivo anti-angiogenic and anti-metastatic effects of Troponin I. Since VEGF (another important pro-angiogenic stimulus) stimulation of endothelial cell proliferation is similarly inhibited by Troponin I, it appears likely that Troponin I inhibits both these factors by similar mechanisms; i.e., by direct inhibition of their respective receptors.

The Company noted that it hopes to initiate a Phase I/II human study in sarcomas and prostate cancer patients at the Dana Farber Cancer Institute in Boston during the first half of 2000.

On December 17, 1999, the Company released details of a human clinical study demonstrating that its diagnostic radioimaging agent, Altropane(TM), had detected an abnormal elevation in the number of dopamine transporters (DATs) in the brains of subjects with longstanding Attention Deficit Hyperactivity Disorder (ADHD). The study appeared in the December 18, 1999 issue of the journal The Lancet.

The Company believes that this was the first clinical study to demonstrate that there is a measurable biochemical abnormality in patients with ADHD. In this trial, adult patients with expertly-diagnosed, longstanding ADHD underwent Altropane-SPECT brain scans, and a Striatal Binding Potential (SBP) was calculated for each patient. The SBP is an indirect measure of the quantity of dopamine transporters (DATs) in the brain. Each and every ADHD patient had a SBP that was at least two standard deviations above the mean SBP of age-matched controls. These results demonstrated that abnormal levels of the DAT were directly associated with the clinical symptoms of ADHD in this patient group.

Altropane is a small molecule invented by researchers at Harvard and the Massachusetts General Hospital that binds with extremely high affinity and specificity to the DAT. Consequently, the amount of Altropane taken up by the brain is directly proportional to the number of DATs that are present in any given area of the brain. In Parkinson's Disease (PD), there is a marked decrease in the number of DATs in the striatal region of the brain. As a result, Altropane uptake is substantially diminished. This marked decrease in Altropane uptake in PD is the basis for BLSI's diagnostic test for early PD. For this application, Altropane is now in a Phase III trial and if successfully completed, will be submitted for marketing approval next year. Conversely, as now suggested by The Lancet study, ADHD appears to be associated with an excess number of DATs in this same region and thus Altropane has the potential to prove to be a powerful diagnostic for ADHD as well.

ADHD is the most commonly diagnosed behavioral disorder in children and is the fastest growing psychiatric disorder in adults. Since 1990, the total number of American children diagnosed with ADHD has risen from 900,000 to over 5.5 million, and the use of stimulant medication such as Ritalin(R) has increased 700% in the same period. ADHD is currently diagnosed according to a set of behavioral criteria defined in the Diagnostic and Statistical Manual (DSM) used by psychiatrists. However, it has not been possible to validate these criteria against an objective biological standard, since such a standard has never been established and does not currently exist.

The Company hopes to initiate Phase II/III testing for the diagnosis of ADHD early in 2000. The clinical protocol for the ADHD study is currently under review by radioimaging and ADHD experts at the Massachusetts General Hospital and Children's Hospital at the University of Pennsylvania.

Item 7.               Exhibits.
                      ---------

The following Exhibits are filed as part of this report on Form 8-K:

99.1     Press Release, dated December 13, 1999.
99.2     Press Release, dated December 17, 1999.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

                                                 BOSTON LIFE SCIENCES, INC.


Dated:  December 20, 1999                        By:     /s/Joseph Hernon
                                                         -----------------------
                                                         Joseph Hernon
                                                         Chief Financial Officer

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                           BOSTON LIFE SCIENCES, INC.

                           CURRENT REPORT ON FORM 8-K

                                  EXHIBIT INDEX


 Exhibit No.                                                             Pages
 -----------                                                             -----
    99.1           Press Release, dated December 13, 1999                  4
    99.2           Press Release, dated December 17, 1999                5 - 6

                                       3